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                                                                    EXHIBIT 12.1

                          PCS DEVELOPMENT CORPORATION

                        COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES

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
                                                PERIOD
                                          SEPTEMBER 21, 1994                          THREE MONTHS ENDED
                                               (DATE OF                                    MARCH 31,
                                            INCORPORATION)          YEAR ENDED       ---------------------
                                         TO DECEMBER 31, 1994    DECEMBER 31, 1995     1995        1996
                                         ---------------------   -----------------   --------   ----------
Earnings:
Net loss...............................        $ 375,103            $ 2,080,711      $190,387   $1,655,573
Add:
  Interest on indebtedness.............               --                     --            --           --
  Accretion of preferred stock
     dividend..........................               --                     --            --           --
                                                --------             ----------      --------   ----------
          Total Earnings...............        $ 375,103            $ 2,080,711      $190,387   $1,655,573
                                                ========             ==========      ========   ==========
Fixed Charges:
  Interest on indebtedness.............               --              4,848,677       738,621    1,386,867
  Accretion of preferred stock
     dividends.........................               --                796,199            --    1,393,348
                                                --------             ----------      --------   ----------
          Total Fixed Charges..........        $       0            $ 5,644,876      $738,621   $2,780,215
                                                ========             ==========      ========   ==========
Deficiency in Earnings.................        $ 375,103            $ 7,725,587      $929,008   $4,435,788
                                                ========             ==========      ========   ==========
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